Exhibit 99.2

Final Transcript

Conference Call Transcript
MRVC — Q4 2007 MRV Communications Earnings Conference Call
Event Date/Time: Feb. 28. 2008 / 4:30PM ET

Exhibit 99.2-1

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call
CORPORATE PARTICIPANTS
Anne-Marie Frisch
MRV Communications — IR
Noam Lotan
MRV Communications — President, CEO
Guy Avidan
MRV Communications — Acting CFO
CONFERENCE CALL PARTICIPANTS
John Anthony
Cowen & Co — Analyst
John Harmon
Needham & Co — Analyst
Greg Waters
Investors Asset Management — Analyst
PRESENTATION

Operator
Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the MRV Communications fourth quarter and year end 2007 financial results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. (OPERATOR INSTRUCTIONS). This conference is being recorded today, Thursday, February 28th, 2008. I would now like to turn the conference over to Anne-Marie Frisch. Please go ahead, ma’am.

Anne-Marie Frisch - MRV Communications — IR
Thank you, Brittany. Good afternoon, everyone. Thank you for joining us today to discuss MRV’s 2007 fourth quarter and full year financial results. I am joined today by Noam Lotan, President and CEO, and Guy Avidan, acting CFO of MRV Communications. Earlier this afternoon, the company issued a press release reporting its results for the year ended December 31st, 2007. A financial presentation designed to guide participants through the call is available. The press release, along with the presentation, can both be viewed from the investor relations section of MRV’s website at ir.MRV.com. For reference, we have arranged for a taped replay of this call that can be accessed by telephone. The replay will take effect approximately two hours after the call is concluded, and will be available for one week. The dial-in numbers and pass codes are available on our website and will be provided at the conclusion of today’s call. This call is also being webcast live with a web replay available. Both may be accessed at ir.MRV.com.
We would like to remind you that during the course of this conference call, MRV’s management may make forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations and statements as to the company’s future economic performance, financial condition, or results of operations. These forward-looking statements are not historical facts but rather are based on management’s current expectations and beliefs and are based on information currently available to us. Words such as may, will, expect, intends, plans, believes, targets, estimates, and variations of these words are intended to identify forward-looking statements. By discussing our current perception of our mark and making these forward-looking statements, we are not undertaking an obligation to provide updates in the future.
MRV’s actual results may differ materially from those projected in these forward-looking statements and no one should assume at any future date today’s forward-looking statements will reflect the same perceptions or estimates of management. Any future product feature or related specification that may be referenced in today’s call are for information purposes only, and are not commitments to deliver any technology or enhancement. MRV reserves the right to modify future product plans at any time. The forward-looking statements portion of our press release
Exhibit 99.2-2

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call
issued today as well as the risk factors section of our 10-K and 10-Q filed with the SEC discloses risks that could cause these differences. Additional risks not known to us from our business generally may also impair our business, financial condition, and results of operations or prevent us from realizing our current expectations. I would now like to turn the call over to Noam Lotan, MRV’s President and CEO. Noam?

Noam Lotan - MRV Communications — President, CEO
Thank you, Anne-Marie, good afternoon, everyone and thanks for joining us today. I’m very pleased to report that our fourth quarter was probably one of the best quarters in our history. Revenue for the fourth quarter was a record $141 million, well above our guided range of $130 million to $136 million. Revenue increased 22% sequentially and 37% year over year. For the year, consolidated revenue for 2007 was $448 million, and we have now grown full year revenue 26% in each of the past two years. Our growth rate is well above industry average. We also showed substantial improvement in our bottom line results in Q4, versus the prior quarter. On the consolidated basis, Q4 we have reported a $1.4 million loss or $0.01 on a per-share basis. Importantly, given our recent change to only reporting GAAP numbers, I want to make it it clear that in this $1.4 million loss results include $4.4 million of noncash charges comprised of share based compensation, amortization of intangibles related to the acquisition of Fiberxon, and inventory write-off we took in Q4 also related to that acquisition.
I’m pleased with these results and also believe we are positioned for continued success. I believe that our networking group is very well positioned to capitalize on industry growth. The importance of faster Internet connection is growing with high bandwidth applications such as video downloading. A market research firm recently reported that a record 10 billion videos were viewed on-line in December. Another firm projected by the year 2015, U.S. Internet traffic will increase 100 fold. This will require $100 billion in new Internet infrastructure in the U.S. alone over the next five years.
For carriers, delivering digital content services over networks designed for voice is a challenge. As a a leading supplier of optical communications solutions, MRV builds more official higher capacity networks. Customers are looking for a 10 X improvement at 1 X or 2 X of the cost. Helping them migrate to a higher bandwidth, more efficient scalable network is what MRV does best. Optical networks including optical access, transport, and aggregation is what we focus on. Our Optiswitch fiber driver and Lambda driver product families are leading the charge. Building upon our rich 20-year history of optical innovation and our 10-year experience in carrier-class Metro Ethernet, we are ready to participate in the next phase of ethernet services growth and we believe growth will be vigorous and healthy.
In fact, I was pleased two days ago when we learned that one of our North American carrier customers has been awarded ethernet services company of the year. They were recognized for the state of the art fiber network and their innovative managed services. As we continue to help customers with advanced optical networks, we also participate in mobile carriers implementation of efficient wireless back haul networks. These backhaul networks need to provide additional capacity, support data-centric high speed mobile applications, support and install legacy TDM infrastructure, and future-proof the network for IP-centric applications. We proved our commitment to industry standards and participated with our OptiSwitch product in the world’s first mobile backhaul interoperability demonstration at MTLS and EthernetWorld Congress which is supported by the IPMPLS forum and the Metro Ethernet forum, the MEF. The multivendor interoperability demonstration highlighted our standard based carrier ethernet features and TDM circuits and relation services. Ethernet features included MPLS backhaul transport services and ethernet OAM, Operation, Administration, and Management tools to maintain and measure SLAs.
I’m very pleased to announce in the current quarter we won deployment with a domestic tier 1 wireless provider. Our goal is to further capitalize on this large market opportunities and continue our growth to become a significant player in larger customers’ networks. We will get there through nonstop innovation and careful execution. In all geographies, our sales force and channel partners play an important role. Importantly in Europe we have the additional Benchpress installer of system integration arm. Our system integration companies in Europe, primarily in Italy, France, Switzerland, Scandinavia, play a critical role in servicing tier 1 carriers and large enterprise and government accounts. They provide third-party equipment and services as well as MRV products when applicable. In 2007, MRV product revenues that went through our system integrators grew 8% to $15 million.
Just now a few highlights with respect to Q4 performance in our networking group which was very encouraging. I’m pleased that revenue for the networking segment grew 17% year-over-year and the segment was profitable on a stand-alone basis in Q4. Network equipment, a subset of the networking segment, grew 29% sequentially $24 million to $31 million and 19% year over year, from $26 million to $31 million. I’m proud of the results in North America where, for the entire year, network equipment revenue in North America grew 26%, more importantly, our optical network equipment revenue, including Metro Ethernet and optical transport, grew twice as fast in North America at 52% year-over-year rate. Our investment in sales and marketing for network equipment paid off. 2007 revenue improved by $9.4 million for the year, while sales and
Exhibit 99.2-3

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call
marketing expense rose by a total of $1.7 million. Importantly, network equipment was profitable on a stand-alone basis turning a net profit in Q4 versus the loss of $3 million in Q3 and $1.7 million loss in Q4 of last year.
Let me now turn my attention to our optical component division. We are on file with the SEC for an IPO of Source Photonics. Therefore, information regarding Source Photonics is highly regulated by the SEC process. For this reason, Near Margalit, the CEO of Source Photonics will not be on our call as it has been our tradition in the past. Instead, Guy Avidan will give a brief overview of Source Photonics Q4 results during his portion of the call. Despite our inability to provide much detail, I’m very please with Source Photonics Q4 results as they posted revenue at the high end of their guidance range. Despite not being able to give much detail, I think it’s fair to say that I’m very proud of Source Photonics and all the progress they are make in the optical component market.
In summary , I was pleased with our Q4 results, the way we performed better than expectations. Our networking business was profitable on a standalone basis, and we continue to posture ourselves for continued success. I’m optimistic about the future for Q1 as we will outline for you momentarily. We are expecting continued growth, strong growth in the range of 38% to 45% top-line growth on a year-over-year basis, and while we continue to focus on growth, a consistent return to profitability is very much a priority and a near term focus for MRV. In recent years, we worked hard to build a strong, sustainable business, and were able to deliver strong revenue growth. Moving forward, while growth is still a priority, we need to make a more balanced approach and leverage our stronger position in the market into bottom line results. In Q4, we demonstrated it is possible to accomplish both.
With that said, let me now turn the call over to Guy Avidan, our acting CFO, to go through financial details for the fourth quarter and for the year.

Guy Avidan - MRV Communications — Acting CFO
Thank you, Noam. As we announced last quarter, we shifted to only reporting under GAAP, so unless I specifically note otherwise, all numbers I am discussing today are on a GAAP basis. We are reporting strong revenue growth in the fourth quarter which is above the previously given guidance on our last call, and we also were pleased with our ability to post improved bottom line performance. MRV has grown to a large company with 2007 sales of $448 million, nearly double our full year revenue level four years ago. For the fourth quarter, we reported record revenue of $141 million above our guidance range of $130 million to $136 million and an increase of 37% compared to $103 million in the same period last year.
Sequential revenue increased 22% from $116 million in the preceding third quarter. Fourth quarter gross margin was reported at 28.4%. This result includes an inventory write-down of $2.3 million related to the company’s acquisition completed in July 2007. This inventory write-down results in an approximate 1.6% decline in the fourth quarter reported growth margin. MRV’s total operating costs and expenses including share-based compensation and the amortization of intangibles during the quarter was $40 million, or 28% of revenue in the fourth quarter. This is favorable relative to the previous guidance we gave of anticipated operating expenses of 29 to 30% of sales.
On a consolidated basis, this quarter we reported a $1.4 million loss or $0.01 per share basis, which is at the higher end of our profitability guidance we gave on the last call for earnings per share between a loss of $0.04 to a loss of $0.01. More importantly, I would like to make it clear that this $1.4 million fourth quarter loss includes $2.1 million in noncash charges which consist of $1 million in share-based compensation expenses and $1.1 million in amortization of intangibles related to the Fiberxon acquisition we closed in July. In addition to the $2.3 million in inventory charges I just discussed.
Now I will provide some additional details and highlights on our networking business on a stand-alone basis, and also provide a brief overview of the Source Photonics Q4 results. I will then close with a few highlights on our consolidated balance sheet and our guidance for the first quarter of 2008. Our networking segment revenue, which includes our internally developed network improvement and our network integration revenue, reported fourth quarter revenue of $91 million, up 25% sequentially and up 17% compared to revenue of $78 million in the fourth quarter of 2008. This also was driven by our network equipment revenue of $31 million, which was up 19% year-over-year and up very strong 28% sequentially. Our network integration group also demonstrated good growth of revenue of $66 million for the fourth quarter, up 17% year-over-year.
Strength in our Q4 networking equipment sales come from the rebound in defense related shipments from the third quarter, and also strong sales of our optical transport and metro ethernet equipment. Our optical transport and metro ethernet product are designed to enable services where the two worlds of optical transport and packet ethernet alike. In the fourth quarter, the optical transport and metro ethernet product grew 17% year-
Exhibit 99.2-4

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call
over-year. During the year, 7% of our network integration sales were composed of our internally developed network equipment product. As Noam mentioned, our goal is to take advantage of strong surf channel into tier 1 carriers in Europe, and increase this percentage over time.
Gross margin in our networking segment were 34%, which compares to growth margin of 35% in the year-ago period and 30% last quarter. Margin were benefited by the network equipment group, which posted margin of 54%, up compared to 48% in the prior quarter and 61% from the same quarter in the year-ago period. We are pleased with our ability to improve our network equipment margins back above the 50% level. Off setting margin strength in the network equipment was our network integration growth margin, which was under 21%. This is below the historical mid to high 20% growth margin for this division. The lower the normal margin level for this division is due primarily to product mix from our network integration sales in Italy.
Overall operating expenses for our networking segment were $29 million or 32% of sales versus 34% of sales in the fourth quarter of last year. Our goal is to keep reducing expenses as a percentage of sales in our networking segment by keeping expenses relatively stable on an absolute basis while continuing to post good year-over-year growth on the top line. On an operating basis, our networking business achieved operating income of $2.1 million in the fourth quarter. Adjusting for share-based compensation expense, operating income from our networking business reached $3.4 million. We were pleased that the networking segment on a stand-alone basis was profitable in the fourth quarter, and we remain focused on delivering improved bottom line results.
Now let me turn my attention to our optical component division. As you know, we are on file with the SEC for an IPO for Source Photonics. Therefore, information regarding Source Photonics is highly regulated by the SEC process. For this reason, Near Margalit, the CEO of Source Photonics will not be on call as has been our tradition. In addition, we can only provide high-level financial information on Source Photonics on this call. Outside of the information we provided, you will need to refer to our SEC filing since we will not be able to answer any question regarding the business of Source Photonics. Source Photonics revenue for the quarter was $51 million, at the high end of our 47 to $52 million guidance. Net loss for the quarter was $1 million. Included in this loss was $1.5 million in amortization and stock-based compensation expenses, and an inventory write-down of $2.3 million, related to our position back in July.
Now for a quick summary of our consolidated balance sheet. The fourth quarter end, we had total cash and cash equivalent time deposits and investment of $86 million, relatively unchanged compared to the preceding third quarter. Accounts receivable increased to $128 million from $116 million last quarter. Our days sales outstanding were at 83 days, down from 91 days in the last quarter. As we discussed in the past, our DSOs are affected by the longer collection cycles typical in certain European markets, in which we do business. Inventories increased slightly to $87 million from $85 million last quarter. Our inventory turns were 4.7 times on an annualized basis.
Now turning to guidance. We currently forecast Q1 ‘08 total revenues to be in the range of $124 million to $130 million, comprising year-over-year growth of approximately 38% to 45%. The sequential growth in expected revenue is due to normal seasonality we see in our networking group moving from fourth quarter to the third quarter. On an operating expense perspective, we expect operating costs and expenses will be approximately 30% of revenue. On the bottom line, we’re currently forecasting to be in the range of break even per share to a net loss of $0.03 per share for the first quarter, which includes share based compensation expenses expected to be approximately $0.01 per share. Our ability to reach the high end of our profitability guidance range will depend on our ability to execute on our goal to improve overall margins and put a tighter control on our expenses in the first quarter.
Now we’re happy to open the line for questions.
Exhibit 99.2-5

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QUESTION AND ANSWER

Operator
Thank you, sir. We will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS). Our first question is from John Anthony with Cowen and Company, please go ahead.

John Anthony - Cowen & Co — Analyst
Congratulations on the strength across the board. Few quick questions. Given it’s the end of February here and looking at your guidance, it’s pretty strong guidance, so if you could give us a sense of how much you have left to do in the quarter and what your expectations are for March relative to this guidance that would be very helpful.

Guy Avidan - MRV Communications — Acting CFO
Usually our March, our last month of the quarter, brings 50% of the business, meaning bookings and shipments. So we’re very confident with the first half of the business, which is actually two months. Visibility toward March gives us strong confidence regarding the guidance we just gave.

John Anthony - Cowen & Co — Analyst
Okay. So you’re not more back-end loaded than normal, you’re still at that 50% level?

Guy Avidan - MRV Communications — Acting CFO
Yes.

John Anthony - Cowen & Co — Analyst
Noam, you had mentioned a contract if I heard you correctly, did you say with a tier 1 wireless service provider in the United States?

Noam Lotan - MRV Communications — President, CEO
Yes, it’s a regional deployment in a wireless backhaul network of one of the tier one providers, and we’ve already received the initial order, which is quite sizable. Hopefully we will be able to issue press release providing you some more details in the next few weeks.

John Anthony - Cowen & Co — Analyst
When do you expect the revenue associated with that contract to hit your P&L?

Guy Avidan - MRV Communications — Acting CFO
I think we’re going start seeing it, March, April time frame. We hope very much this win will be replicated in other regions within the same carrier.
Exhibit 99.2-6

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call

John Anthony - Cowen & Co — Analyst
So there are no revenue recognition issues that would extend that?

Guy Avidan - MRV Communications — Acting CFO
I don’t see any.

John Anthony - Cowen & Co — Analyst
Okay. And then on the expense side, given the leverage that you’re seeing, where do you think you could ramp from a sales standpoint before you actually had to change the sales structure from the current run rate?

Guy Avidan - MRV Communications — Acting CFO
Sorry. Wasn’t quite sure I understood your question. I think we’re good for quite some time. We don’t plan any inquiries right now, we’re focusing on getting productivity out of the infrastructure that we have in place. I would say there’s still a lot of up side that we anticipate both from the Federal Government that we’ve been investing a it lot in the last two years as well as from additional carrier revenue in North America, and from the channel. We’ve been doing a lot of good work with channel partners, and we are — I think the best is yet to come.

John Anthony - Cowen & Co — Analyst
All right. Lastly —

Guy Avidan - MRV Communications — Acting CFO
No need to make adjustment or additional investment.

John Anthony - Cowen & Co — Analyst
Okay, great. Lastly, I know you said you’re not going to discuss Source Photonics but can you at least tell us whether the growth that Source experienced was broad base across both the Luminent and Fiberxon assets?

Guy Avidan - MRV Communications — Acting CFO
Unfortunately we really are not at liberty to provide further detail. I think it’s safe to assume that it was fairly balanced.

John Anthony - Cowen & Co — Analyst
Okay. Great. Thanks, guys. Congratulations.

Noam Lotan - MRV Communications — President, CEO
Thank you.
Exhibit 99.2-7

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call

Operator
Our next question is from John Harmon with Needham & Company. Please go ahead.

John Harmon - Needham & Co — Analyst
Hi, good afternoon.

Noam Lotan - MRV Communications — President, CEO
Hello, John.

John Harmon - Needham & Co — Analyst
Couple things stuck out when I typed in the numbers. If I typed in the numbers right it looks like revenue from Asia Pacific segment doubled sequentially. If that’s correct, and if so, where did it come from? How did that happen?

Noam Lotan - MRV Communications — President, CEO
That’s mainly from Japan. It’s the same deal we actually reported about a year ago but we don’t have orders from that deal every quarter.

John Harmon - Needham & Co — Analyst
Okay, thank you.

Noam Lotan - MRV Communications — President, CEO
That’s the growth. John, incidentally, that is a tier 1 wireless backhaul application.

John Harmon - Needham & Co — Analyst
Okay. And just secondly, on the balance sheet, I notice the accrued liabilities item also doubled sequentially. What is that deriving from?

Noam Lotan - MRV Communications — President, CEO
One second, John.

Guy Avidan - MRV Communications — Acting CFO
That’s reclassification of another item.
Exhibit 99.2-8

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call

John Harmon - Needham & Co — Analyst
Okay, thank you. Finally, on your networking equipment business, you did a good job of getting it back to profit afternoon. Was that mostly due to the increase in revenue or maybe you could talk about the structural changes you made. Were both parts, equipment integration, profitable, and how would the profits break down between the two parts?

Guy Avidan - MRV Communications — Acting CFO
Okay, so I think the answer is actually it’s a — has to do with a couple of factors. One is product mix. Product was favorable. I don’t know if you remember, but the prior quarter we mentioned that there was some delays in our aerospace, military and aerospace applications, and now it’s beginning to come back to normal. That’s part of it. So product mix.
Another part is the actual growth in revenue across the board, which obviously contributed to a better capacity utilization, and better ability to reduce costs of manufacturing. Then the third element is we have been, as we said on the last call, we’ve been really focusing very, very hard on the — try to gain operational efficiencies across divisional lines and also just by focusing and sharpening the pencil on our vendors and our processes, so we’re beginning to get the results of that. Hopefully that will carry us into subsequent quarters. So a combination of all of the above. What was the second part of your question?

John Harmon - Needham & Co — Analyst
The last part would be, of the profits you generated, how would that break down between networking equipment and systems integration?

Noam Lotan - MRV Communications — President, CEO
Well, in terms of revenue growth, so the network integration grew a lot, even much more than the equipment side. And this is partially due to the currency ratio in Europe and in most of our network integration sales are in euro and some sales in currencies that are related to the euro, like the Swiss franc and the Swedish kroner. In terms of profitable margin, most of the growth was on the other side, on the product side. And one reason, more business with the aerospace and defense, like Noam just mentioned. Another reason is more carrier business with higher margin, more sophisticated product that you can get a little bit more margin.

John Harmon - Needham & Co — Analyst
okay. Just one follow-up, if I may. Given the structural changes you’ve made, do you think your networking equipment business can stay profitable under most circumstances, or is there still more work to do?

Noam Lotan - MRV Communications — President, CEO
Is I think there’s more work to do. I don’t think it’s — definitely not a given that we can sustain profitability on a quarter by quarter. However, we’re encouraged by the growth prospects. We have ambitious targets for this coming year, and we don’t anticipate — we don’t anticipate additional investment in sales and marketing and Op Ex in general. So we’re able to keep op ex relatively flat and continue to grow both the top line and the gross margin percentage of revenue, then clearly we’re going to navigate our way into profitability, very carefully, but very consistently, and that’s our plan.

John Harmon - Needham & Co — Analyst
Thank you very much.
Exhibit 99.2-9

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call

Noam Lotan - MRV Communications — President, CEO
Thank you, John.

Operator
Thank you. Our next question is from [Greg Waters with Investors Asset Management.] Please go ahead.

Greg Waters - Investors Asset Management — Analyst
Good afternoon.

Noam Lotan - MRV Communications — President, CEO
Hi, Greg.

Greg Waters - Investors Asset Management — Analyst
My question, since a lot of them have already been answered, my main question really centers around the military and aerospace and how the CES fits into the long-term plans given the fiber optic and networking equipment focus of the remaining portion of the company. Is this something that’s a long-term commitment, or is this something potentially to be spun off in the future?

Guy Avidan - MRV Communications — Acting CFO
Well, I think that’s an investment banking question, and we’re certainly not prepared for that for this call. But just in general, CES has been a very close part of our operation in the sense that they are in the networking business, except most of what they do is effectively airborne, and, therefore, it’s a little bit less related to the carrier ethernet and optical networking that we’ve been discussing. However, there are obviously some level of synergies. There’s a lot of IQ concentrated there, and it’s certainly a strong part of our business. We very much value that, and the growth that we’ve seen, it’s a very long kind of a much longer sales cycle that carriers deploying networks, and personally I’m very, very excited about what these guys are doing, not to mention their contribution to our national defense. So, I’m not sure it’s the exact answer to your question —

Greg Waters - Investors Asset Management — Analyst
That does answer the question.

Guy Avidan - MRV Communications — Acting CFO
Okay, thank you.

Greg Waters - Investors Asset Management — Analyst
Follow-up on a different — on the tier 1 wireless provider, has that already begun shipping? Did you recognize if I revenue in Q4 for that?
Exhibit 99.2-10

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call

Noam Lotan - MRV Communications — President, CEO
No.

Greg Waters - Investors Asset Management — Analyst
None, okay. And this is really way out there, but this is the second quarter in a row that I’ve seen some revenue from the development stage group. Does that stem from Charlotte’s Web, and is that the KVM business that we’re seeing, or what exactly is that?

Guy Avidan - MRV Communications — Acting CFO
Yes, it’s actually coming from Charlotte. What was the other part of the question?

Greg Waters - Investors Asset Management — Analyst
Exactly what equipment would that be?

Guy Avidan - MRV Communications — Acting CFO
Okay, so let me just describe a little bit. Obviously you’re familiar with KVM, since you asked the question, but it’s the ability to control multiple servers from one remote location and very useful for data center managers, especially if they have multiple data centers to manage. We came into this market with a high-end solution, probably the highest end solution in the market, and we start selling it, it initially it is a — these are not significant revenue, but the quality of the revenue is important because the type of customer that would buy that are really the blue chip customers, the people that have large networks that they really need intense computing, and we have excellent reference customers. So hopefully we’re going to be building on that strength and further expanding. So it does relate to our out of band management. It does relate to our network infrastructure. So in some ways it is kind of sold by some of the same sales people and the same channels that we’re working on, but as I mentioned, it’s still not significant, even though the quality of the revenue is very high.

Greg Waters - Investors Asset Management — Analyst
Thank you very much. Good quarter.

Guy Avidan - MRV Communications — Acting CFO
Thank you, Greg.

Operator
Thank you. (OPERATOR INSTRUCTIONS). There are no further questions in the queue at this time, I would like to turn the conference back over to Noam Lotan. Please go ahead, sir.

Noam Lotan - MRV Communications — President, CEO
Thank you, Brittany. I want to thank everyone for beg on the call today, we were very happy with our fourth quarter performance, and we truly anticipate continued success during 2008. And with that, I want to thank you very much and wish you a great afternoon. And hope to discuss with you the results of our next call in less than a quarter. Thank you very much. Have a good afternoon.
Exhibit 99.2-11

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Final Transcript

Feb. 28. 2008 / 4:30PM ET, MRVC — Q4 2007 MRV Communications Earnings Conference Call

Operator
Thank you. Ladies and gentlemen, this concludes the MRV Communications fourth quarter and year-end 2007 financial results conference call. You may now disconnect. Thank you for using ACT Conferencing.

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4th Quarter 2007 Financial Results Teleconference

Forward-Looking Statements This presentation contains statements regarding future financial and operating results of MRV, MRV's expected revenues and net income (loss) for the first quarter of 2008 that ends on March 31, 2008, management's belief that MRV is positioned to take advantage of key emerging industry trends and management's expectations regarding those trends, and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management's current expectations, estimates, forecasts and projections about MRV, as well as MRV's future performance and the industries in which MRV operates, in addition to managements' assumptions. These statements constitute forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "envisions," "estimates," "targets," "intends," "plans," "believes," "seeks," "should," "forecasts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Actual results could differ materially because of the following factors, among others, which may cause revenues, gross margins and income (loss) to fall short of anticipated levels: vigorous competition relating to our entry into new markets or from our existing markets; market acceptance of new products; continued market acceptance of existing products and continued success in selling the products of other companies; product price discounts; the timing and amount of significant orders from customers; delays in product development and related product release schedules; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below MRV's prices; the continued ability to protect MRV's intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; currency fluctuations; implementation of operating cost structures that align with revenue growth; the financial condition of MRV's customers and vendors; adverse results in litigation; the impact of legislative actions; higher insurance costs; potential new accounting pronouncements; the effects of terrorist activity and armed conflict; disruptions in general economic activity and changes in MRV's operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; decreases in corporate information technology spending or other changes in general economic conditions that affect demand for MRV's products. For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV's investor relations department or at MRV's investor relations website at http://ir.mrv.com. All information in this presentation is as of February 28, 2008. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

MRV Speakers Introduction Anne-Marie Frisch Investor Relations Overview & Highlights Noam Lotan President and CEO Financial Review Guy Avidan CFO Q & A

4th Quarter 2007 Financial Results Teleconference Overview & Highlights Noam Lotan President and Chief Executive Officer

Overview & Highlights

MRV Communications, Inc.
Annual Revenue
(Millions)

$239.0
$271.7
$283.7
$356.5
$448.3
$450.0
$425.0
$400.0
$375.0
$350.0
$325.0
$300.0
$275.0
$250.0
$225.0
$200.0
2003 (A)
2004 (A)
2005 (A)
2006 (A)
2007 (A)

Overview & Highlights

4th Quarter 2007 Financial Results Teleconference Financial Review Guy Avidan Chief Financial Officer

Key Measures

Q4 '07 Financial Review

Key Measures

(in $000's)	Q4 '07	Q3 '07	Q2 '07	Q1 '07	Q4 '06
Cash (1)	84,931	84,788	107,435	116,726	118,407
Accounts receivable, net	128,368	116,231	98,264	84,956	95,244
Days receivables (2)	83	91	88	86	84
Inventories	86,676	85,539	68,800	65,215	61,361
Days inventory (2)	78	91	87	97	78
Short-term obligations (3)	28,931	34,651	22,765	21,565	26,289
Convertible Notes	-	-	23,000	23,000	23,000
Revenue	140,896	115,700	101,962	89,679	102,646
Y/Y Growth %	37%	29%	17%	16%	13%
Headcount	~ 2,445	~ 2,365	~ 1,405	~ 1,415	~ 1,450

(1) Includes cash and cash equivalents, short and long-term marketable securities and time deposits
(2) Presented in terms of days
(3) Includes short-term obligations and current portion of long-term debt

Key Measures

Results of Operations

Q4 '07 Financial Review

Quarterly Results of Operations

(in $000's)	Q4 '07	Q3 '07	Q4 '06	Quarter-Over-Quarter Q4 '07 vs. Q3 '07 $ Chg	% Chg	Year-Over-Year Q4 '07 vs. Q4 '06 $ Chg	% Chg
Revenue	**140,896**	115,700	102,646	25,196	22%	38,250	37%
Gross profit	**39,403**	30,355	31,304	9,048	30%	8,099	26%
Gross margin (%)	*28%*	*26%*	*30%*				
R&D expenses	**9,490**	9,314	7,204	176	2%	2,286	32%
SG&A expenses	**29,465**	25,759	24,181	3,706	14%	5,284	22%
Amortization of intangibles	**1,100**	806	-	294	36%	1,100	NM
Total operating expenses	**40,055**	35,879	31,385	4,176	12%	8,670	28%
Operating income (loss)	**(652)**	(5,524)	(81)	4,872	(88%)	(571)	705%
Net income (loss)	**(1,381)**	(12,571)	593	11,190	(89%)	(1,974)	(333%)
Earnings per share:							
Basic	**($0.01)**	($0.08)	$0.00				
Diluted	**($0.01)**	($0.08)	$0.00				
Weighted average number of shares:							
Basic	**157,000**	151,183	125,376				
Diluted	**157,000**	151,183	128,551

Results of Operations

MRV Networking Group

Q4 '07 Financial Review

Quarterly Results of Operations - Networking Group

(in $000's)	Q4 '07	Q3 '07	Q4 '06	Quarter-Over-Quarter Q4 '07 vs. Q3 '07 $ Chg	% Chg	Year-Over-Year Q4 '07 vs. Q4 '06 $ Chg	% Chg
Revenue	**90,744**	72,449	77,792	18,295	25%	12,952	17%
Gross profit	**31,107**	21,899	27,124	9,208	42%	3,983	15%
Gross margin (%)	*34%*	*30%*	*35%*				
Operating costs and expenses	**29,249**	25,357	26,125	3,892	15%	3,124	12%
Operating income (loss)	**1,858**	**(3,458)**	**999**	**5,316**	**(154%)**	**859**	**86%**

Networking Group

MRV Optical Components Group

Q4 '07 Financial Review

Quarterly Results of Operations - Optical Components Group

(in $000's)	Q4 '07	Q3 '07	Q4 '06	Quarter-Over-Quarter Q4 '07 vs. Q3 '07 $ Chg	% Chg	Year-Over-Year Q4 '07 vs. Q4 '06 $ Chg	% Chg
Revenue	51,137	44,300	26,160	6,837	15%	24,977	95%
Gross profit	8,752	8,470	4,277	282	3%	4,475	105%
Gross margin (%)	*17%*	*19%*	*16%*				
Operating costs and expenses	10,270	10,111	4,792	159	2%	5,478	114%
Operating income (loss)	(1,518)	(1,641)	(515)	123	(7%)	(1,003)	195%

Optical Components Group

Development Stage Group

Q4 '07 Financial Review

Quarterly Results of Operations - Development Stage Group

(in $000's)	Q4 '07	Q3 '07	Q4 '06	Quarter-Over-Quarter Q4 '07 vs. Q3 '07 $ Chg	 % Chg	Year-Over-Year Q4 '07 vs. Q4 '06 $ Chg	 % Chg
Revenue	63	51	-	12	24%	63	0%
Gross profit	38	31	-	7	23%	38	0%
Gross margin (%)	*60%*	*61%*	*NM*				
Operating costs and expenses	467	410	468	57	14%	(1)	0%
Operating income (loss)	(429)	(379)	(468)	(50)	13%	39	(8%)

Development Stage Group

Revenue Analysis by Geographical Region

Q4 '07 Financial Review

Revenue by Geographical Region

(in $000's)	Q4 '07	Q3 '07	Q4 '06	Quarter-Over-Quarter Q4 '07 vs. Q3 '07 $ Chg	% Chg	Year-Over-Year Q4 '07 vs. Q4 '06 $ Chg	% Chg
Americas	46,223	36,328	31,790	9,895	27%	14,433	45%
Europe	71,084	69,111	64,940	1,973	3%	6,144	9%
Asia Pacific	23,657	10,278	5,886	13,379	130%	17,771	302%
Other regions	(68)	(17)	30	(51)	300%	(98)	(327%)
Total revenue	140,896	115,700	102,646	25,196	22%	38,250	37%

Revenue Analysis by Geographical Region

Revenue by Groups of Similar Products

Q4 '07 Financial Review

Revenue by Groups of Similar Products

(in $000's)	Q4 '07	Q3 '07	Q4 '06	Quarter-Over-Quarter Q4 '07 vs. Q3 '07 $ Chg	 % Chg	Year-Over-Year Q4 '07 vs. Q4 '06 $ Chg	 % Chg
Network equipment (1)	32,135	25,394	28,079	6,741	27%	4,056	14%
Network integration (2)	58,603	47,055	49,713	11,548	25%	8,890	18%
Fiber optic components (3)	50,158	43,251	24,854	6,907	16%	25,304	102%
Total revenue	140,896	115,700	102,646	25,196	22%	38,250	37%

(1) Network equipment revenue primarily consists of MRV's internally developed products, such as Metro Ethernet equipment, optical transport equipment, out-of-band network equipment, defense and aerospace network applications, the related service revenue and fiber optic components sold as part of the system solution.

(2) Network integration revenue primarily consists of value-added integration and support service revenue, related third-party product sales (including third-party product sales through distribution) and fiber optic components sold as part of the system solution.

(3) Fiber optic components revenue primarily consists of fiber optic components, such as components for FTTP applications, fiber optic transceivers, discrete lasers and LEDs, that are not sold as part of MRV's network equipment or network integration solutions.

Revenue by Groups of Similar Products

4th Quarter 2007

Financial Results Teleconference

Q & A

4th Quarter 2007 Financial Results Teleconference Q & A

Closing Thank You Connectivity Unlimited(tm)